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                                                                  EXHIBIT 10.64


October 31, 2002


Mr. Andrew H. Schultz




Dear Andy:


The following confirms the terms of our agreement regarding your resignation as an executive officer of and termination of your employment with PRG-Schultz International, Inc. ("PRG-Schultz"), effective as of the close of business on November 1, 2002. In exchange for the cancellation of the agreement regarding employment between you and PRG-Schultz dated December 20, 2001, and your relinquishment of rights and interests thereunder, the release provided hereunder, and other good and valuable consideration, the receipt, adequacy and sufficiency of which you acknowledge, PRG-Schultz shall pay you an aggregate of $354,461.54, payable in equal monthly payments of $23,630.77 beginning November 30, 2002 through January 30, 2004, unless you die prior to such date, in which event all payments shall cease. In addition, PRG-Schultz will pay you a lump sum of $55,000.00 in March of 2003. The termination payments set forth above shall constitute the total payment and obligations under this Agreement, which represent payments and obligations that you would not otherwise be entitled to receive from PRG-Schultz. As of November 1, 2002, all health and welfare benefits provided by PRG-Schultz to you shall cease, other than those required by COBRA and similar applicable state laws, if any. PRG-Schultz will not withhold any amount for taxes on such payments and you shall be solely responsible for payment of all applicable federal, state, local and other taxes on such payments. You hereby agree to indemnify and hold PRG-Schultz harmless against, any and all claims and causes of action (including, but not limited to, costs and attorneys' fees), arising out of any failure to withhold amounts from such payments for any such taxes or other taxes of any nature whatsoever.

In consideration of the payment provided for above and other good and valuable consideration, the receipt, adequacy, and sufficiency of which is hereby acknowledged, you hereby, for yourself, your heirs, assigns, legal representatives, predecessors and successors in interest, and any other representative or entity acting on your behalf, pursuant to, or by virtue of the rights of any of them, now and forever unconditionally release, discharge, acquit and hold harmless PRG-Schultz and any subsidiary and related companies, and any and all of their employees, agents, representatives, affiliates, insurers, assigns, predecessors and successors in interest, regardless of form, trustees in bankruptcy or otherwise, insurance benefit plans, and any other representative or entity acting on its or their behalf (collectively, "Released Parties"), from any and all claims, rights, demands, actions, suits, damages, losses, expenses, liabilities, indebtedness, and causes of action, of whatever kind or nature that existed from the beginning of time through the date of execution of this Agreement, regardless of whether known or unknown, and regardless of whether asserted by you to date, but limited to claims arising from or relating to your employment with PRG-Schultz or any other Released Party, whether said claim(s) are brought pursuant to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. ss. 1981, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, any employment-related contract or agreement (whether written or oral) or any other constitutional, federal, regulatory, state or local law, or under the common law or in equity.

You understand and acknowledge that this Agreement shall operate as a fully binding and complete resolution of all claims relating to your employment relationship with any of the Released Parties and that you shall not be able to seek any monies for any claim that relates to your employment relationship with any of the Released Parties, whether known or unknown, against any of the persons or entities released hereunder other than as provided above.


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Other than as expressly provided herein, the parties hereto acknowledge and agree that this Agreement contains the entire agreement of the parties and supersedes all prior agreements or other arrangements by and between PRG-Schultz and you with respect to compensation and benefits payable by PRG-Schultz to you, including all of PRG-Schultz's payment obligations for compensation set forth in any employment agreement between you and PRG-Schultz, including that certain agreement dated December 20, 2001, and that such prior agreements or arrangements with respect to compensation and benefits payable by PRG-Schultz to you shall, upon the execution and delivery hereof by the parties hereto, be null and void and of no force and effect whatsoever. No understanding, agreement, representation, warranty, promise or inducement has been made concerning the subject matter of this Agreement other than as set forth in this Agreement, and each party enters into this Agreement without any reliance whatsoever upon any understanding, agreement, representation, warranty or promise not set forth herein.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, jointly and severally, and the past, present and future heirs, executors, administrators, agents, employees, attorneys, affiliated persons and entities, predecessors and successors in interest and assigns, regardless of form, trustees in bankruptcy or otherwise, and any other representative or entity acting on behalf of, pursuant to, or by virtue of the rights of each.

The parties to this Agreement, individually and collectively, shall be responsible for their own attorneys' fees and costs, and for extinguishing any attorneys' liens filed by their counsel of record.

The laws of the State of Georgia shall govern this Agreement, unless pre-empted by any applicable federal law controlling the review of this Agreement. This Agreement may be signed in counterpart originals with the same force and effect as if signed in a single original document. Neither this Agreement nor any provision of this Agreement may be modified or waived in any way except by an agreement in writing signed by each of the parties hereto consenting to such modification or waiver.

Please execute this letter agreement and have it notarized, and return the original signed copy to me in the Atlanta office.


Sincerely,


/s/ Maria A. Neff
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Maria A. Neff
Senior Vice President, Human Resources

Executed  this 15 day of November 2002


/s/ Andrew H. Schultz
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Andrew H. Schultz


Executed this 15 day of November 2002


/s/ Sherry Ricamore
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Notary Public

My commission expires: May 26, 2004